KERYX BIOPHARMECEUTICALS, INC.

Amendment No. 1 to the Employment Agreement with Michael Weiss

This Amendment No. 1 to the Employment Agreement dated as of December 23, 2002 (the "Agreement"), between Keryx Biopharmaceuticals, Inc. (the "Company") and Michael Weiss ("Weiss") is made this ____ day of December 2008.

The Compensation Committee of the Board of Directors of the Company and Weiss have determined that it is in their best interests to amend the Agreement to include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation. In consideration of the mutual covenants contained herein and the continued employment of Weiss by the Company, the parties agree as follows:

1. Timing of Payment due to Termination of Employment due to Death or Disability. The Agreement is hereby amended by changing the first sentence of subsection 8(d) as follows:

   "Should Weiss' employment terminate by reason of his death or disability, he or his estate, if applicable, shall be entitled to receive a lump sum severance payment within 30 days following such termination equal to three months' Base Salary~~continue to receive his base salary for three (3) months~~ (less applicable state and federal withholdings)~~following his last day of actual employment by the Corporation~~."

2. Determination of 280G Reduction. The Agreement is hereby amended by adding the following provision as a new paragraph following the first paragraph in subsection 8(g):

   "The reduction or elimination of the Change in Control Benefits shall be made in such a manner as to maximize the economic present value of all Change in Control Benefits actually made to Weiss, determined by the Auditor as of the date of the Change in Control using the discount rate required by Section 280G(d)(4) of the Code."

3. Section 409A. The Agreement is hereby amended by adding the following Section 13:

   "13. PROVISIONS RELATING TO SECTION 409A OF THE CODE

   (a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the amounts or benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Weiss as a result of the application of Section 409A of the Code.

(b) Separation from Service. Notwithstanding anything in this Agreement to the contrary, the severance payments under subsections 8(b), (c) and (d), and any other amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Code and that would otherwise be payable or distributable hereunder by reason of Weiss' termination of employment (collectively, the "Termination Benefits"), will not be payable or distributable to Weiss unless the circumstances giving rise to such termination of employment meet any description or definition of "separation from service" in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the *vesting* of any amount upon Weiss' termination of employment or the determination of the amounts owed to him due to such termination. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant "separation from service," or such later date as may be required by subsection (c) below.

(c) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if a severance payment under subsections 8(b), (c) or (d), or any other Termination Benefit, becomes payable or distributable under this Agreement by reason of Weiss' separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the amount of such severance payment or other Termination Benefit that would otherwise be payable during the six-month period immediately following Weiss' separation from service will be accumulated through and paid or provided on the Company's first normal payroll payment date during the seventh month following Weiss' separation from service (or, if Weiss dies during such period, within 30 days after Weiss' death).

In the case of any such delayed payment, the Company shall pay interest on the deferred amount at 100% of the short-term applicable federal rate as in effect for the month in which the Date of Termination occurred.

For purposes of this Agreement, the term "Specified Employee" has the meaning given such term in Section 409A of the Code and the final regulations thereunder: *provided, however*, that the Company's Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

(d) Timing of Waiver and Release of Claims. Whenever in this Agreement the provision of payment or benefit is conditioned on Weiss' execution and non-revocation of a waiver and release of claims, such waiver and release must be executed, and all revocation periods must have expired, within 60 days after the date of termination of

Weiss' employment, but the Company may elect to commence payment at any time during such 60-day period.

(e) Timing of Reimbursements and In-kind Benefits. If Weiss is entitled to be paid or reimbursed for any taxable expenses under Sections 3(b), 3(d) or 15, and such payments or reimbursements are includible in Weiss' federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Weiss to reimbursement of such expenses under Sections 3(b), 3(d) or 15 shall be subject to liquidation or exchange for another benefit. Weiss' rights to payment or reimbursement of expenses pursuant to Section 15 shall expire at the end of the 20 years after the date of his termination of employment."

Except as expressly amended hereby, the terms of the Agreement shall be and remain unchanged and the Agreement as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Weiss have caused this Amendment to be duly executed.

KERYX BIOPHARMACEUTICALS, INC.

By:_______________________________

Name:_____________________________

Title:______________________________

MICHAEL WEISS

____
Michael Weiss